LITIGATION

         Six complaints have been filed as putative derivative and class actions in the U.S. District Court for the Southern District of New York against OppenheimerFunds, Inc. ("OFI"), OppenheimerFunds Services and OppenheimerFunds Distributor, Inc. (collectively, the "Oppenheimer defendants"), as well as 51 of the Oppenheimer funds (as "Nominal Defendants") including the Fund and nine directors/trustees of certain of the Oppenheimer funds. The Complaints in these actions, ALEXANDER V. OPPENHEIMERFUNDS, INC., ET AL.; GROBLER V. OPPENHEIMERFUNDS, INC., ET AL.; HENDON, ET AL . V. OPPENHEIMERFUNDS, INC. ET AL.; LESHYN V. OPPENHEIMERFUNDS, INC., ET AL.; ERICKSON, ET AL. V. OPPENHEIMERFUNDS, INC., ET AL.; and CROSS, ET AL. V. OPPENHEIMERFUNDS, INC., ET AL., were filed on August 31, 2004, September 3, 2004, September 14, 2004, September 14, 2004, September 21, 2004 and September 22, 2004, respectively (collectively, the "Complaints"). The Complaints allege violations by the Oppenheimer defendants of Sections 34(b), 36(b) and 48(a) of the Investment Company Act of 1940 and Sections 206 and 215 of the Investment Advisers Act of 1940, as well as breaches of fiduciary duty and unjust enrichment relating to fund brokerage and distribution expenses. The relief sought includes compensatory and punitive damages, restitution, rescission of investment advisory contracts, and an order for an accounting, plus costs and attorneys fees. The Oppenheimer defendants believe that the allegations contained in the Complaints are without merit and that they, the named Oppenheimer funds named as Nominal Defendants, and the directors/trustees of the Oppenheimer funds who are named as Defendants have meritorious defenses against the claims asserted. The Oppenheimer defendants intend to defend these lawsuits vigorously and to contest any claimed liability, and they have retained legal counsel to defend such suits. The Oppenheimer defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.